Exhibit 99.1

              NOVELIS APPOINTS DE WEERT TO LEAD EUROPEAN OPERATIONS

     ATLANTA, April 3 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL) (TSX:
NVL) today announced that effective May 1, 2006, Arnaud de Weert will be appointed as president, Novelis Europe - the leading producer of aluminum sheet and foil in Europe. De Weert will succeed Christopher Bark-Jones who will retire later this year after a 28-year career with Novelis.

     De Weert was previously chief executive officer of Ontex, Europe's largest manufacturer of private label hygienic disposables, with 12 plants and 3,900 employees. Prior to joining Ontex in 2004, de Weert was president, Europe, Middle East and Africa for U.S.-based tools manufacturer Stanley Works. Previously, he held executive roles with GE Power Controls in Europe, reaching the position of vice president, Sales and Marketing.

     De Weert brings to Novelis extensive experience in driving cost reduction, lean Six Sigma manufacturing and profitable growth in the European environment. These management skills will contribute to Novelis' continued drive towards enhancing its European presence in attractive markets for high- end products.

     "Arnaud is a strong business manager with a track record of growing sales while focusing on reducing cost and eliminating waste through the application of management techniques such as lean Six Sigma," said Brian W. Sturgell, president and chief executive officer of Novelis. "Additionally, he is intimately familiar with the European business environment, so he is an excellent choice to lead our rolling business there."

     De Weert is a Dutch national with a degree in business economics from the Erasmus University in Rotterdam. He will be based at the company's European headquarters in Zurich, Switzerland.

     Christopher Bark-Jones will retire later this year following a long and distinguished career with Novelis and its former parent, Alcan Inc. His positions included chief financial officer of British Alcan, chief financial officer of Alcan Europe, chairman and chief executive officer of Indian Aluminum, and, finally, president of Novelis Europe. He will serve as a strategic advisor to the CEO in the interim period before his retirement.

     "Chris's experience in aluminum spans the industry from primary metal production to downstream manufacturing. He has helped guide the company through many periods of change and was especially helpful throughout the process of our spin-off from Alcan. We will miss his valuable counsel," said Sturgell.

     Novelis is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries and has approximately 13,000 employees. Novelis has the unrivalled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

     Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward- looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. Important factors which could cause such differences include: the price of aluminum; global supply and demand conditions for rolled aluminum products; changes in the relative value of various currencies; demand and pricing within the principal markets for the Company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; economic developments; relationships with (and financial or operating conditions of) customers and suppliers; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; the level of our indebtedness and ability to generate cash; and other factors relating to the Company's ongoing operations. The financial information provided in this news release was prepared by management and has not been audited. Reference should be made to Novelis' registration statement on form S-4 filed with the Securities and Exchange Commission for a discussion of major risk factors.

SOURCE  Novelis Inc.
    -0-                             04/03/2006
    /CONTACT: Media, Charles Belbin, +1-404-814-4260, or charles.belbin@novelis.com, or Investors, Holly Ash, +1-404-814-4212, or holly.ash@novelis.com, both of Novelis Inc./
    /Web site:  http://www.novelis.com /
    (NVL)